UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 28, 2010

Tidelands Bancshares, Inc.

(Exact name of registrant as specified in its charter)

South Carolina

(State or other jurisdiction of incorporation)

001-33065	02-0570232
(Commission File Number)	(IRS Employer Identification No.)

875 Lowcountry Blvd., Mount Pleasant, South Carolina	29464
(Address of principal executive offices)	(Zip Code)

(843) 388-8433

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01   Entry into a Material Definitive Agreement

On June 1, 2010, the Federal Deposit Insurance Corporation (the “FDIC”) and the South Carolina State Board of Financial Institutions (the “State Board”) conducted their annual joint examination of Tidelands Bank (the “Bank”), the wholly-owned subsidiary of Tidelands Bancshares, Inc. (the “Company”).  As a result of the examination, the Bank entered into a Consent Order, effective December 28, 2010 (the “Consent Order”), with the FDIC and the State Board.

In May 2010, the Company’s board of directors and management adopted and began executing a proactive and aggressive strategic plan to divest non-core assets and strengthen the Bank’s balance sheet by reducing reliance on wholesale deposits and focusing on core operations.  The Company’s board of directors and management have been, and continue to be, keenly focused on executing this plan and have already complied with numerous requirements of the Consent Order.  The continued execution of this previously announced strategic plan is expected to achieve compliance with the majority of the stipulations contained in the Consent Order and the Company intends to take all other actions necessary to enable the Bank to comply with the requirements of the Consent Order.

The Consent Order requires the Bank to, among other things, take the following actions: establish a board committee to monitor and coordinate compliance with the Consent Order; ensure that the Bank has competent management in place; develop an independent assessment of the Bank’s management and staffing needs; achieve Tier 1 capital at least equal to 8% of total assets and Total Risk-Based capital at least equal to 10% of total risk-weighted assets within 150 days and establish a capital plan that includes a contingency plan to sell or merge the Bank; implement a plan addressing liquidity, contingency funding, and asset liability management; implement a program designed to reduce the Bank’s exposure in problem assets; develop a three year strategic plan; adopt an effective internal loan review and grading system; adopt a plan to reduce concentrations of credit; implement a policy to ensure the adequacy of the Bank’s allowance for loan and lease losses; implement a written plan to improve and sustain the Bank’s earnings; revise, adopt and implement a written asset/liability management policy to provide effective guidance and control over the Bank’s funds management activities; develop a written policy for managing interest rate risk; not declare or pay any dividends or bonuses or make any distributions of interest, principal, or other sums on subordinated debentures without prior regulatory approval; not accept, renew, or rollover any brokered deposits unless it is in compliance with regulatory requirements and adopt a plan to eliminate reliance on brokered deposits; limit asset growth to 10% per year; adopt an employee compensation plan after undertaking an independent review of compensation paid to all the Bank’s senior executive officers; and address various violations of law and regulation cited by the FDIC.

The Consent Order will remain in effect until modified or terminated by the FDIC and State Board.  Although the Company intends to take all actions necessary to enable the Bank to comply with the requirements of the Consent Order, there can be no assurance that the Bank will be able to comply fully with the provisions of the Consent Order.  Failure to meet these requirements would result in additional regulatory requirements, which could ultimately lead to the Bank being taken into receivership by the FDIC.

The foregoing description of the Consent Order is qualified in its entirety by reference thereto, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits

(d)               Exhibits

Exhibit No.	Exhibit
10.1	Consent Order, effective December 28, 2010, between the FDIC, the South Carolina State Board of Financial Institutions, and Tidelands Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDELANDS BANCSHARES, INC.

Dated: December 30, 2010	By:	/s/ Alan W. Jackson
Alan W. Jackson
Chief Financial Officer

Exhibits

10.1                        Consent Order, effective December 28, 2010, between the FDIC, the South Carolina State Board of Financial Institutions, and Tidelands Bank.